As filed with the Securities and Exchange Commission on April 16, 2010
Registration Statement No. 333-135951

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CROSSTEX ENERGY, L.P.
(Exact name of registrant as specified in its charter)

Delaware	16-1616605
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
2501 Cedar Springs
Dallas, Texas 75201
(214) 953-9500
(Address, including zip code, and telephone number,
including area code, of registrants’ principal executive offices)

William W. Davis
Crosstex Energy, L.P.
2501 Cedar Springs
Dallas, Texas 75201
(214) 953-9500
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:
Douglass M. Rayburn
Baker Botts L.L.P.
2001 Ross Avenue
Dallas, Texas 75201-2980
Telephone: (214) 953-6500
Facsimile: (214) 953-6503

Approximate date of commencement of proposed sale to the public: Not applicable.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

     This Post-Effective Amendment No. 1 to the registration statement on Form S-3 (Registration No. 333-135951) shall become effective in accordance with Section 8(c) of the Securities Act of 1933 on such date as the Securities and Exchange Commission, acting pursuant to Section 8(c), may determine.

REMOVAL OF SECURITIES FROM REGISTRATION
     In accordance with the undertaking of Crosstex Energy, L.P. (the “Partnership”) set forth in the Registration Statement on Form S-3 (Registration No. 333-135951), declared effective on August 4, 2006 (the “Registration Statement”), the Partnership is filing this Post-Effective Amendment No. 1 to remove from registration all of the securities previously registered under the Securities Act of 1933 pursuant to the Registration Statement for sale by the selling unitholders named in the Registration Statement that remain unsold under the Registration Statement.
     Pursuant to the Registration Statement, 6,414,820 Senior Subordinated Series C Units and 6,414,820 common units representing limited partner interests of the Partnership (“Common Units”) issuable upon the conversion of Senior Subordinated Series C Units were registered for sale by the selling unitholders as contemplated by the terms of that certain Registration Rights Agreement, dated July 6, 2006, by and among the Partnership and each of the Purchasers set forth on Schedule A thereto (the “Registration Rights Agreement”). Under the terms of the Registration Rights Agreement, the obligations of the Partnership to keep this Registration Statement effective have expired. Accordingly, the Partnership hereby removes from registration any and all Senior Subordinated Series C Units and Common Units previously registered under the Registration Statement that remain unsold as of the date hereof.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on April 16, 2010.

CROSSTEX ENERGY, L.P.
By:	Crosstex Energy GP, L.P.,
its General Partner

By:	Crosstex Energy GP, L.L.C.,
its General Partner

By:	/s/ William W. Davis
	Name:	William W. Davis
	Title:	Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	President, Chief Executive Officer and
Barry E. Davis	Director(Principal Executive Officer)	April 16, 2010

* Rhys J. Best	Chairman of the Board	April 16, 2010

* Bryan H. Lawrence	Director	April 16, 2010

* Sheldon B. Lubar	Director	April 16, 2010

* Cecil E. Martin	Director	April 16, 2010

* Kyle D. Vann	Director	April 16, 2010

/s/ William W. Davis	Executive Vice President and Chief
William W. Davis	Financial Officer (Principal Financial and	April 16, 2010
Accounting Officer)

* By:	/s/ William W. Davis
William W. Davis
Attorney-in-Fact